Exhibit 5.1
                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                                   32nd Floor
                            New York, New York 10016
                                 (212) 818-8614

                                 August 10, 2000

ParkerVision, Inc.
8493 Baymeadows Way
Jacksonville, Florida  32256

Dear Sirs:

          Reference is made to the Registration Statement on Form S-8 ("Registration Statement") filed by ParkerVision, Inc. ("Company") under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 9,665,000 shares of common stock, par value $.01 per share ("Common Stock") to be offered by the Company under the Company's 1993 Stock Plan ("1993 Plan"), 2000 Performance Equity Plan ("2000 Plan") and Other Employee Option Plans.

          We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting awards under the 1993 Plan, 2000 Plan and Other Employee Option Plans, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Florida.

          Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the 1993Plan, 2000 Plan and Other Employee Option Plans, when sold in accordance with the terms of the 1993 Plan, 2000 Plan and Other Employee Option Plans and the instruments governing their issuance, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the applicable 1993 Plan and 2000 Plan instruments and option agreements under the Other Employee Option Plans.

          In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, be duly executed on behalf

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ParkerVision, Inc.
August 10, 2000
Page 2

of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                         Very truly yours,

                                         /S/ Graubard Mollen & Miller

                                         GRAUBARD MOLLEN & MILLER